FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 13, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Full-Year 2013 Results

Salt Lake City, March 13, 2014 – FX Energy, Inc. (Nasdaq: FXEN), today announced financial results for its fourth quarter and full year of 2013. The Company reported a net loss for the full year 2013 of $11.8 million, or $0.22 per share, compared to net income in 2012 of $4.1 million, or $0.08 per share. Included in the Company’s yearly results were noncash, intracompany foreign exchange gains of $5.0 million and $16.3 million for 2013 and 2012, respectively. Without the foreign exchange gains, the Company would have recorded net losses of $16.8 million and $12.2 million for 2013 and 2012, respectively.

For the fourth quarter of 2013, the Company reported net income of $3.8 million, or $0.07 per share, compared to a net loss of $0.4 million, or $0.01 per share, during the same quarter of 2012. Fourth quarter results were positively impacted by $6.0 million and $4.3 million in noncash foreign exchange gains for 2013 and 2012, respectively.

Production Declines for Full-Year 2013, But Will Increase for the First Quarter of 2014

For the full year 2013, the Company reported oil and gas production of 4,441 million cubic feet of gas equivalent (Mmcfe), or 12.2 million cubic feet of gas equivalent per day (Mmcfed). This compares to 4,781 Mmcfe (13.1 Mmcfed) during 2012, a decrease of 7%.

Clay Newton, FX Energy’s Vice President Finance, remarked, “Our production suffered with the unexpected water influx at our Zaniemysl well last summer, along with normal production declines at our Roszkow well. However, with our Lisewo-1 well coming online in December 2013, and our Kormoze-3K well coming online last month, we are now producing about 14.0 Mmcfed. This is some 15% higher than the production rate for last year. The production outlook for 2014 is positive.”

The Company’s 2013 average price for natural gas in Poland increased 4% from 2012 levels, averaging $7.11 per thousand cubic feet (Mcf). Polish gas tariffs were actually 3% lower during 2013; however, currency fluctuations offset the impact of lower prices. Oil prices for our U.S. production increased, with prices averaging $79.48 per barrel for 2013, up 3% from the $76.87 average per barrel price for 2012.

2013 Capital Expenditures Reach Record Levels

The Company’s total capital expenditures, which include all exploration and development costs, reached $49.9 million in 2013, compared to $36.5 million in 2012, an increase of 36%.

Mr. Newton, continued, “Over the past three years we have spent more than $40 million on 2-D and 3-D seismic projects, as we work to build an inventory of drilling prospects going forward. We currently have more than a dozen and a half 3-D seismically-defined structural prospects in our Fences concession. We expect these prospects will provide the basis for significant future drilling in the concession.” (The 853,000-acre Fences Concession in Poland has been the most active area for the Company’s exploration and production operations of the last several years. It continues to be the most important of the Company’s Polish concessions.)

Fourth Quarter Production Decrease Impacts Revenues

Total fourth quarter 2013 production of 997 Mmcfe (10.8 Mmcfe/d) was 21% lower than the 1,270 (13.8 Mmcfe/d) Mmcfe in the fourth quarter of 2012. Oil and gas revenues were $7.6 million, also 21% lower than the $9.6 million recorded in the fourth quarter of 2012. The production and revenue decrease for the quarter were due primarily to reduced production from the Company’s Zaniemysl and Roszkow wells.

The average gas price in Poland during the fourth quarter of 2013 was $7.29 per Mcf compared to $7.31 per Mcf during the fourth quarter of 2012. The decrease in U.S. dollar-denominated prices was due primarily to lower natural gas tariffs in Poland, which were mostly offset by exchange rate changes.

Exploration Costs Impact Operating Cash

Cash flow provided by operating activities was $2.3 million during 2013, compared to cash used in operating activities of $1.2 million in 2012, an increase of $3.5 million. The increase was due primarily to changes in working capital items. During 2013, the Company capitalized $27.9 million in exploration wells and production facilities costs.

At December 31, 2013, the Company’s cash balance was approximately $11.2 million. Working capital was $11.3 million at December 31, 2013 versus $30.4 million at December 31, 2012. Debt drawn under the Company’s revolving credit facility was $45.0 million at the end of 2013, with $20.0 million of availability remaining.

Noncash Charges Continue to Vary

The noncash foreign exchange gains of $5.0 million and $16.3 million for 2013 and 2012, respectively, are included in other income and expense. The gains come primarily from recognition of gains on U.S. dollar-denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary. These are noncash adjustments only and could be either losses or gains in the future depending upon future exchange rates.

Earnings Conference Call Today, Thursday, March 13, 2014 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2013 full year and fourth quarter results at 4:30 p.m. Eastern Time. The call will also include a discussion of the Company’s current operations. Conference call information is as follows: Dial-In-Number: 888-523-1245; International: 719-457-1529; Passcode: 7359967. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com. For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the Nasdaq Global Select Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This press release and the related earnings conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance. For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental, or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery, of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control, including risks and uncertainties as described in the Company’s public filings with the SEC. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2013 and 2012
(in thousands)

	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$11,153	$33,990
Receivables:
Accrued oil and gas sales	3,464	3,447
Joint interest and other receivables	5,029	7,733
Value-added tax receivable	1,847	1,136
Inventory	100	199
Other current assets	234	614
Total current assets	21,827	47,119

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	85,244	63,821
Unproved	2,404	2,337
Other property and equipment	11,857	10,717
Gross property and equipment	99,505	76,875
Less accumulated depreciation, depletion, and amortization	(23,369)	(19,786)
Net property and equipment	76,136	57,089

Other assets:
Certificates of deposit	406	382
Loan fees	2,323	1,364
Total other assets	2,729	1,746

Total assets	$100,692	$105,954

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2013 and 2012
(in thousands, except share data)
-Continued-

	2013	2012
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,694	$8,532
Accrued liabilities	833	1,192
Current portion of long-term debt	--	7,000
Total current liabilities	10,527	16,724

Long-term liabilities:
Notes payable	45,000	33,000
Asset retirement obligation	1,620	1,431
Total long-term liabilities	46,620	34,431

Total liabilities	57,147	51,155

Commitments and Contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of
December 31, 2013 and 2012; no shares outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of
December 31, 2013 and 2012; 53,733,398 and 53,246,620 shares issued
and outstanding as of December 31, 2013 and 2012, respectively	54	53
Additional paid-in capital	226,060	222,513
Cumulative translation adjustment	15,025	18,027
Accumulated deficit	(197,594)	(185,794)
Total stockholders’ equity	43,545	54,799

Total liabilities and stockholders’ equity	$100,692	$105,954

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended December 31, 2013, 2012, and 2011
(in thousands, except per share amounts)

	2013	2012	2011
Revenues:
Oil and gas sales	$33,311	$34,461	$29,807
Oilfield services	1,218	2,137	5,631
Total revenues	34,529	36,598	35,438
Operating costs and expenses:
Lease operating expenses	3,680	3,631	3,834
Exploration costs	20,792	23,795	16,618
Impairment of oil and gas properties	6,129	2,562	72
Loss on sale of assets	--	49	--
Asset retirement obligation gain	--	--	(52)
Oilfield services costs	1,179	1,610	4,458
Depreciation, depletion, and amortization (DD&A)	4,573	4,239	3,397
Accretion expense	90	63	68
Stock compensation	2,853	2,325	1,744
General and administrative costs (G&A)	8,836	8,369	8,396
Total operating costs and expenses	48,132	46,643	38,535
Operating loss	(13,603)	(10,045)	(3,097)

Other income (expense):
Interest expense	(3,269)	(2,485)	(2,167)
Interest and other income	105	356	188
Foreign exchange gain (loss)	4,967	16,292	(23,448)
Total other income (expense)	1,803	14,163	(25,427)

Net income (loss)	$(11,800)	$4,118	$(28,524)

Basic and diluted net income (loss) per common share	$(0.22)	$0.08	$(0.57)

Basic and diluted weighted average number
of shares outstanding	52,752	52,274	50,262

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 2013, 2012, and 2011
(in thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$(11,800)	$4,118	$(28,524)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation, depletion, and amortization	4,573	4,239	3,397
Impairment of oil and gas properties	6,129	6,979	72
Accretion expense	90	63	68
Loss on property dispositions	--	49	44
Stock compensation	2,853	2,325	1,744
Foreign exchange (gains) losses	(4,986)	(16,289)	23,397
Common stock issued for services (G&A)	694	666	777
Asset retirement obligation revisions	(6)	408	(52)
Loan fee amortization	1,182	504	554
Increase (decrease) from changes in working capital items:
Receivables	2,097	(2,905)	(5,241)
Inventory	98	(2)	(3)
Other current assets	370	(50)	(253)
Other assets	(25)	25	--
Accounts payable and accrued liabilities	1,089	(1,320)	3,950
Asset retirement obligations settled	(50)	(43)	(50)
Net cash provided by (used in) operating activities	2,308	(1,233)	(120)

Cash flows from investing activities:
Additions to oil and gas properties	(26,792)	(15,836)	(17,300)
Additions to other property and equipment	(1,153)	(735)	(1,221)
Proceeds from sale of assets	--	221	35
Net cash used in investing activities	(27,945)	(16,350)	(18,486)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	--	--	45,041
Proceeds from notes payable, net of deferred loan fees	42,964	--	40,000
Payments of notes payable	(40,000)	--	(35,000)
Proceeds from exercise of stock options and warrants	--	--	801
Net cash provided by financing activities	2,964	--	50,842

Effect of exchange rate changes on cash	(164)	714	(1,117)

Net increase (decrease) in cash	(22,837)	(16,869)	31,119
Cash and cash equivalents at beginning of year	33,990	50,859	19,740

Cash and cash equivalents at end of year	$11,153	$33,990	$50,859